                                                                    EXHIBIT 12.1
                                                                    ------------

                      THE PMI GROUP, INC. AND SUBSIDIARIES

                 COMPUTATION OF RATIO OF PROFIT TO FIXED CHARGES

                                                                                 Years Ended December 31,
                                                         2001            2000             1999             1998            1997
                                                     --------------   ------------    --------------   -------------   -------------
                                                                                 (Dollars in thousands)

Income from continuing operations before income
  taxes and extraordinary item                       $     446,966    $   373,866     $     290,086    $    266,948    $    242,867
                                                     ==============   ============    ==============   =============   =============
Fixed Charges:
Rentals - at computed interest *                     $       4,351    $     3,756     $       2,760    $      2,959    $      2,549
Interest Expense                                            14,148         10,210             8,554           7,029           6,766
  Distribution on redeemable capital securities              7,604          8,309             8,311           8,311           7,617
                                                     --------------   ------------    --------------   -------------   -------------
Total fixed charges                                  $      26,103    $    22,275     $      19,625    $     18,299    $     16,932
                                                     ==============   ============    ==============   =============   =============

Profit before taxes plus fixed charges               $     473,069    $   396,107     $     309,711    $    285,247    $    259,799
                                                     ==============   ============    ==============   =============   =============

Ratio of adjusted profit to fixed charges                     18.1           17.8              15.8            15.6            15.3
                                                     ==============   ============    ==============   =============   =============

*  Those portions of rent expense that are representative of interest cost